Exhibit 99.1

Scientific Games Third Quarter Revenues Rise 23% to $267 Million

Loss per diluted share of $(0.03); $0.24 excluding asset impairment charges, Mexico start-up loss and stock compensation expense

NEW YORK, November 1, 2007 - Scientific Games Corporation (Nasdaq: SGMS) today reported third quarter 2007 revenues of $266.9 million, up 23 percent from $217.4 million in the third quarter of 2006. Net loss was $2.9 million or $(0.03) per diluted share, down from net income of $11.5 million or $0.12 per diluted share in the third quarter of 2006. Non-GAAP adjusted net income, excluding asset impairment charges, a net loss from the start-up in Mexico and stock compensation expense, was $22.3 million or $0.24 per non-GAAP diluted share, compared to non-GAAP adjusted net income of $22.8 million or $0.24 per non-GAAP diluted share in the third quarter of 2006.

EBITDA for the third quarter of 2007 was $73.7 million, up 16 percent from $63.8 million in the third quarter of 2006. Adjusted EBITDA increased 19 percent to $81.1 million for the third quarter of 2007, compared to adjusted EBITDA of $68.3 million for the third quarter of 2006.

During the quarter ended September 30, 2007 the Company incurred printed products asset impairment charges of $26.1 million related to the rationalization of its global Printed Products Group operations in Germany and Peru.  The Company reported a net loss of $2.0 million for the start-up of its Mexican operation and $6.3 million in charges for stock compensation costs in the quarter.

For the nine months ended September 30, 2007, revenues were $778.7 million, compared to $665.2 million for the nine months ended September 30, 2006, an increase of 17 percent. Net income was $49.0 million or $0.51 per diluted share, compared to $58.9 million or $0.62 per diluted share in 2006. EBITDA increased to $233.8 million, compared to $191.2 million in 2006. Adjusted EBITDA increased 24 percent to $256.1 million, compared to $206.9 million in 2006.

“The revenue trend in the quarter was strong and essentially in line with the Company’s expectations,” said Lorne Weil, Chairman and CEO of Scientific Games. “Nevertheless, overall profit margins, and therefore, profit growth, were below the Company’s expectations.  We believe that the third quarter results reflect events that were predominantly unusual and infrequent in nature, rather than any deterioration in the inherent profitability of the business.”  The results are discussed in more detail below.

Printed Products

Printed Products Group service revenue for the quarter ended September 30, 2007 was $139.1 million, 53 percent ahead of the third quarter of 2006 and 24 percent ahead excluding the impact of revenues of Oberthur Gaming Technologies (OGT).  ‘Same store’ sales growth excluding OGT was approximately 22 percent in the quarter. The strong revenue growth was led by record licensed products revenue including the launch of Deal or No DealTM in 32 states and year-over-year growth in Italy.

Printed Products Group service margins went from 48.5 percent in the third quarter of 2006 to 40.8 percent in the third quarter of 2007 due to several factors.  While OGT margins improved from the second quarter of 2007, they still lagged those of the legacy Scientific Games instant ticket business, thereby dragging down the average.  Scientific Games margins were also considerably lower than normal due to the start-up of the new “P6” printing line in the Company’s Alpharetta, Georgia manufacturing facility.  There were substantial direct and indirect costs associated with the start-up, with no associated revenues in the quarter, as the Company continued to operate the “P1” printing line in parallel.

Early in the fourth quarter, all P1 production had been shifted to P6, resulting in a considerably improved cost situation.  And most importantly, in the first quarter of 2008 all production currently taking place in San Antonio, Texas, about 4.5 billion tickets annually, will be relocated to Alpharetta, which is expected to result in significantly lower costs and higher margins.

Lorne Weil noted, “After multiple acquisitions on four continents and several years of significant capacity and revenue growth, our Printed Products Group has recognized that a rationalization of its operational infrastructure will yield significant improvements in productivity, efficiency, competitiveness and profitability.  While a few details of the plan remain to be worked out, this rationalization occasioned a non-cash asset impairment charge in the third quarter of $26.1 million together with approximately $5 million of cash charges projected for the fourth quarter 2007. We believe this overall plan, including the previously announced closure of the San Antonio production facility, will yield approximately $20 million in annualized cost savings starting in 2008.”

Printed Products Group sales revenue for the quarter ended September 30, 2007 was $9.4 million compared to $10.6 million for the quarter ended September 30, 2006. This decrease was primarily attributable to a continuing decline in phone card prices and volumes reflecting the market driven shift to lower priced products. Printed Products Group sales margins went from 18.5 percent in the third quarter of 2006 to 16.8 percent in the third quarter of 2007 due to pricing pressure and decreased economies of scale.

Lottery Systems Group

Lottery Systems Group service revenue increased 7 percent during the third quarter from $50.9 million in third quarter 2006 to $54.6 million. Excluding new contract revenues, ‘same store’ sales increased 7 percent largely due to an increase in Powerball jackpots. The launch of the Televisa Mexican lottery contract continues to be a significant drag on earnings. The third quarter impact on the Company was approximately ($0.02) in earnings per share. Despite this, the Lottery Systems Group service margins improved to 47.1 percent from 45.1 percent in the third quarter 2006.

Mr. Weil noted, “The two keys to the success of the Televisa Mexican lottery are the expansion of the size and quality of the distribution network to levels anticipated at the time the Company entered into the contract, and perhaps more importantly the introduction of instant tickets. The Company is working together with Televisa to move forward with the changes we believe are necessary and we continue to be optimistic that success can be achieved in the early part of next year.”

Lottery Systems Group sales revenue was $8.4 million, an increase of 17 percent from $7.2 million in the third quarter of 2006. Lottery Systems Group sales margins also increased to 54.8 percent from 46.6 percent in the third quarter 2006.  The Company is optimistic that add-on sales of terminals and other equipment to Germany should continue to improve if the German Lotto Bloc’s contract is extended by year end.

Diversified Gaming

Diversified Gaming Group service revenue decreased from $56.9 million in the third quarter of 2006 to $50.8 million in 2007. During July and August, the winding down of Global Draw’s Betfred business, the beginning of contract renewals at lower prices, and the initial impact of the United Kingdom (U.K.) smoking ban that came into effect in July had not yet been offset by increases in machine density that had largely moved from 3 machines per shop to 4. But by September, the new U.K. regulations combined with the increased density produced average win per shop across the entire U.K. installed base that was 20% ahead of September 2006, and for the month of October, average win per shop ran approximately 31% ahead of October 2006.

During the quarter, Global Draw successfully converted its full estate of approximately 9,500 gaming terminals to meet the requirements of the new U.K. gambling bill ahead of the September 1, 2007 effective date, and was the only supplier in the U.K. to do so.  This new legislation allows the betting shops to offer B3 Jackpot content as well as B2 fixed odds betting terminal (FOBT) content on each of their allocated four machines. Global Draw replaced all of its original terminals with state of the art dual screen ‘Nevada’ terminals, which are specifically designed to allow both B2 and B3 games to be offered on all terminals.

Mr. Weil noted, “While shipments of Games Media analog machines declined sharply between the second and third quarters of 2007, we are very excited by the prospects of our pub-based digital business. As evidenced by the recent announcement of our trial agreements with four major pub retailers, the launch of the digital business is well underway, and thus far the results of the trials have been extremely encouraging. We believe it will take a few quarters to build digital revenues back to prior analog levels, but the changeover is expected to have significant benefits.  As compared to the one-time sale nature of the analog business, the digital business will produce a ‘participation based’ recurring service revenue stream that is expected to be inherently far more profitable and faster growing than the analog business, all the more so because it will utilize the Global Draw operating infrastructure.”

Business Development

Third quarter business development included instant ticket contract awards in Connecticut, Ohio, Idaho, Iowa, Rhode Island and the U.K., instant ticket Cooperative Services contracts with Rheinland Pfalz in Germany and MSL in the Ukraine, and new pari-mutuel systems contracts with Great Canadian Gaming and the California Horse Racing Industry.

Subsequent to the end of the quarter, the Company inaugurated the new “P6” high-speed printing press in Alpharetta, Games Media was awarded trial agreements with four pub retailers in the U.K. for its new integrated digital solution, and Global Draw was awarded a five-year contract to supply up to 1,500 of its multi-game server based gaming terminals to Corporación Interamericana de Entretenimiento (“CIE”) in Mexico. The latter is extremely significant and casts important light on Global Draw’s growth strategy.

Information about the use of non-GAAP financial information is provided under the section “Non-GAAP Disclosure” below. The non-GAAP measures (adjusted net income, diluted adjusted net income per share, EBITDA and adjusted EBITDA) are reconciled to the corresponding GAAP measures in the financial schedules accompanying this release.

Conference Call Details

We invite you to join our conference call tomorrow at 8:30 a.m. Eastern.  To access the call live via webcast please visit www.scientificgames.com and click on the webcast link under the Investors tab.  To access the call by telephone, please dial (800) 659-2032 (US & Canada) or (617) 614-2712 (International) fifteen minutes before the start of the call.  The Conference ID# is 21885533.  The call will be archived for replay on the Company’s website for 30 days.

About Scientific Games

Scientific Games Corporation is the leading integrated supplier of instant tickets, systems and services to lotteries worldwide, a leading supplier of fixed odds betting terminals and systems, Amusement and Skill with Prize betting terminals, interactive sports betting terminals and systems, and wagering systems and services to pari-mutuel operators. It is also a licensed pari-mutuel gaming operator in Connecticut, Maine and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies. Scientific Games’ customers are in the United States and more than 60 other countries. For more information about Scientific Games, please visit our web site at www.scientificgames.com.

    Company Contact:

    Investor Relations

    Scientific Games

    212-754-2233

Convertible Debentures

A market price event did not occur for the quarter ended September 30, 2007 and, accordingly, the Convertible Debentures are not convertible during the current quarter ending December 31, 2007.  During the third quarter of 2007, the average price of the Company’s common stock did exceed the specified conversion price of $29.10 of the Convertible Debentures. Because of this, an additional 1,669 shares of common stock have been included in the Company’s weighted average number of diluted shares for the third quarter of 2007. For the first nine months of 2007, the Company has added an additional 1,307 shares of common stock in its weighted average number of diluted shares.  Although the Company purchased a hedge in December 2004 to mitigate the potential economic dilution of the underlying Convertible Debenture shares, the Company is are precluded from reflecting this hedge in the GAAP weighted average number of diluted shares because the effect would be anti-dilutive. Upon conversion of the debentures, the dilutive share count will revert to the true economic number.

Forward-Looking Statements

In this press release the Company makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward- looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “could,” “potential,” “opportunity,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance. Actual outcomes may differ materially from those projected in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; material adverse changes in economic and industry conditions in the Company’s markets; technological change; retention and renewal of existing contracts and entry into new contracts; availability and adequacy of cash flow to satisfy obligations and indebtedness or future needs; protection of intellectual property; security and integrity of software and systems; laws and government regulation, including those relating to gaming licenses, permits and operations; inability to identify, complete and integrate future acquisitions; seasonality; dependence on suppliers and manufacturers; factors associated with foreign operations; dependence on key personnel; failure to perform on contracts; resolution of pending or future litigation; labor matters; and stock price volatility. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in the Company’s filings with the Security and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Disclosure

EBITDA, as included herein, represents net income plus income tax expense, interest expense, and depreciation and amortization expenses, net of other income. EBITDA is included in this document as it is a basis upon which the Company assesses its financial performance, and it provides useful information regarding the Company’s ability to service its debt. In addition, EBITDA is useful to investors in evaluating the Company’s financial performance because it is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance and leverage. EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles (GAAP) as measures of the Company’s profitability or liquidity. EBITDA as defined in this press release may differ from similarly titled measures presented by other companies.

EBITDA, Adjusted EBITDA, non-GAAP adjusted net income and diluted non-GAAP adjusted net income per share are non-GAAP financial measures that are presented as supplemental disclosures and are reconciled to GAAP net income and GAAP net income per diluted share in financial schedules accompanying this release. In calculating the adjusted financial measures, the Company excludes certain items in order to better facilitate an understanding of the Company’s operating performance.

The Company’s management uses these adjusted financial measures in conjunction with GAAP financial measures to monitor and evaluate the performance of the Company’s business operations; facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations; facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; review and assess the operating performance of the Company’s management team and as a measure in evaluating employee compensation and bonuses; analyze and evaluate financial and strategic planning decisions regarding future operating investments; and plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company’s management believes that these adjusted financial measures are useful to investors to provide them with disclosures of the Company’s operating results on the same basis as that used by the Company’s management. The Company’s management also believes that because it has historically provided such adjusted non-GAAP financial measures in its earnings releases, continuing to do so provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company’s management believes that the presentation of the adjusted non-GAAP financial measures, when used in conjunction with GAAP financial measures, provides both management and investors with useful financial information that can be used in assessing the Company’s financial condition and operating performance.

The adjusted financial measures should not be considered in isolation or as a substitute for net income or net income per diluted share prepared in accordance with GAAP. The adjusted financial measures as defined in this press release may differ from similarly titled measures presented by other companies. The adjusted financial measures, as well as other information in this press release should be read in conjunction with the Company’s financial statements filed with the Securities and Exchange Commission.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended September 30, 2006 and 2007

 (Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,
	2006	2007
Operating revenues:
Services	$198,921	244,526
Sales	18,469	22,374
	217,390	266,900
Operating expenses :
Cost of services (exclusive of depreciation and amortization)	107,265	141,935
Cost of sales (exclusive of depreciation and amortization)	13,406	15,874
Selling, general and administrative expenses	34,676	43,738
Depreciation and amortization	36,424	61,266
Operating income	25,619	4,087
Other deductions:
Interest expense	12,154	15,975
Equity in net income of joint ventures	(1,722)	(8,344)
Other (income) expense	10	(123)
	10,442	7,508
Income (loss) before income tax expense	15,177	(3,421)
Income tax expense (benefit)	3,650	(543)
Net income (loss)	$11,527	(2,878)

Basic and diluted net income (loss) per share:
Basic net income (loss)	$0.13	(0.03)
Diluted net income (loss)	$0.12	(0.03)
Weighted average number of shares used in per share calculations:
Basic shares	91,346	92,737
Diluted shares	94,433	96,527

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Nine Months Ended September 30, 2006 and 2007

 (Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,
	2006	2007
Operating revenues:
Services	$582,690	690,180
Sales	82,466	88,563
	665,156	778,743
Operating expenses :
Cost of services (exclusive of depreciation and amortization)	315,674	388,380
Cost of sales (exclusive of depreciation and amortization)	62,332	64,815
Selling, general and administrative expenses	102,414	123,378
Depreciation and amortization	79,241	122,600
Operating income	105,495	79,570
Other deductions:
Interest expense	30,471	43,141
Equity in net income of joint ventures	(6,455)	(31,623)
Other income	(859)	(166)
	23,157	11,352
Income before income tax expense	82,338	68,218
Income tax expense	23,464	19,230
Net income	$58,874	48,988

Basic and diluted net income per share:
Basic net income	$0.65	0.53
Diluted net income	$0.62	0.51
Weighted average number of shares used in per share calculations:
Basic shares	90,909	92,440
Diluted shares	94,795	95,894

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

December 31, 2006 and September 30, 2007

(Unaudited, in thousands)

	December 31, 2006	September 30, 2007
	2006	2007
Assets:
Cash and cash equivalents	$27,791	41,072
Other current assets	316,911	370,562
Property and equipment, net	450,660	548,027
Long-term assets	964,248	1,096,547
Total assets	$1,759,610	2,056,208

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$3,148	6,171
Other current liabilities	190,875	224,846
Long-term debt, excluding current portion	913,253	1,061,641
Other long-term liabilities	124,256	128,811
Stockholders’ equity	528,078	634,739
Total liabilities and stockholders’ equity:	$1,759,610	2,056,208

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Three Months Ended September 30, 2006 and 2007

(Unaudited, in thousands)

	Three Months Ended September 30, 2006
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals

Service revenues	$91,135	50,877	56,909	198,921
Sales revenues	10,619	7,205	645	18,469
Total revenues	101,754	58,082	57,554	217,390
Cost of services (1)	46,906	27,937	32,422	107,265
Cost of sales (1)	8,656	3,846	904	13,406
Selling, general and administrative expenses	10,894	7,284	5,170	23,348
Depreciation and amortization (2)	6,640	13,270	16,247	36,157
Segment operating income	$28,658	5,745	2,811	37,214
Unallocated corporate expense				11,595
Consolidated operating income				$25,619

	Three Months Ended September 30, 2007
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals

Service revenues	$139,132	54,583	50,811	244,526
Sales revenues	9,378	8,429	4,567	22,374
Total revenues	148,510	63,012	55,378	266,900
Cost of services (1)	82,399	28,867	30,669	141,935
Cost of sales (1)	7,805	3,809	4,260	15,874
Selling, general and administrative expenses	16,541	8,606	4,846	29,993
Depreciation and amortization (2)	37,013	16,130	7,893	61,036
Segment operating income	$4,752	5,600	7,710	18,062
Unallocated corporate expense				13,975
Consolidated operating income				$4,087

(1) Exclusive of depreciation and amortization

(2) Includes amortization of service contract software

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Nine Months Ended September 30, 2006 and 2007

 (Unaudited, in thousands)

	Nine Months Ended September 30, 2006
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals

Service revenues	$285,329	152,830	144,531	582,690
Sales revenues	36,558	41,736	4,172	82,466
Total revenues	321,887	194,566	148,703	665,156
Cost of services (1)	145,892	84,170	85,612	315,674
Cost of sales (1)	28,635	29,433	4,264	62,332
Selling, general and administrative expenses	33,099	22,812	12,145	68,056
Depreciation and amortization (2)	17,966	34,804	25,742	78,512
Segment operating income	$96,295	23,347	20,940	140,582
Unallocated corporate expense				35,087
Consolidated operating income				$105,495

	Nine Months Ended September 30, 2007
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals

Service revenues	$370,714	161,726	157,740	690,180
Sales revenues	28,734	29,944	29,885	88,563
Total revenues	399,448	191,670	187,625	778,743
Cost of services (1)	208,929	86,335	93,116	388,380
Cost of sales (1)	23,809	15,935	25,071	64,815
Selling, general and administrative expenses	43,746	23,941	15,408	83,095
Depreciation and amortization (2)	55,536	45,486	20,894	121,916
Segment operating income	$67,428	19,973	33,136	120,537
Unallocated corporate expense				40,967
Consolidated operating income				$79,570

(1) Exclusive of depreciation and amortization

(2) Includes amortization of service contract software

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CALCULATION OF NON-GAAP ADJUSTED NET INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007

Income (loss) before income tax expense	$15,177	(3,421)	82,338	68,218
Add: Employee termination costs	—	—	1,336	—
Add: Stock compensation charges	4,591	6,313	14,035	18,408
Add: SERP termination charge	—	—	313	—
Add: EssNet acquisition interest charge	—	—	263	—
Add: Diversified Gaming asset impairment charges	10,240	—	10,240	—
Add: Printed Products asset impairment charges	—	26,097	—	26,097
Add: Loss on start-up of Mexico online lotterycontract	—	2,026	—	5,794
Non-GAAP net income before income tax expense	30,008	31,015	108,525	118,517
Non-GAAP income tax expense	7,201	8,684	30,930	33,185
Non-GAAP adjusted net income	$22,807	22,331	77,595	85,332

Diluted non-GAAP net income per share	$0.24	0.24	0.83	0.90
Diluted GAAP net income (loss) per share	$0.12	(0.03)	0.62	0.51
Weighted average number of shares used in per share calculations	94,433	96,527	94,795	95,894
Less: Diluted shares included in weighted averagenumber of shares related to potential conversion ofconvertible debt	678	1,669	1,167	1,307
Non-GAAP weighted average number of shares used in per share calculations	93,755	94,858	93,628	94,587

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

RECONCILATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007

Net income (loss)	$11,527	(2,878)	58,874	48,988
Add: Income tax expense (benefit)	3,650	(543)	23,464	19,230
Add: Depreciation and amortization expense	36,424	61,266	79,241	122,600
Add: Interest expense, net of other income or loss	12,164	15,852	29,612	42,975
EBITDA	$63,765	73,697	191,191	233,793

Add: Lottery Systems Group employee termination costs	—	—	1,336	—
Add: Stock compensation charges	4,491	6,313	14,035	18,408
Add: SERP termination charge	—	—	313	—
Add: Loss on start-up of Mexico online lottery contract	—	1,115	—	3,880
Adjusted EBITDA	$68,256	81,125	206,875	256,081